Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-89389 on Form N-1A of our report dated July 24, 2024, relating to the financial statements and financial highlights of BlackRock Advantage Large Cap Value Fund of BlackRock Large Cap Series Funds, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 23, 2024